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                                                                   Exhibit 3.9.2

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                     ANKER MINING AND DEVELOPMENT CO., INC.

                                      INTO

                            ANKER ENERGY CORPORATION

            ANKER ENERGY CORPORATION, a corporation organized and existing under the laws of Delaware, DOES HEREBY CERTIFY:

            FIRST: That this Corporation was incorporated on the 11th day of March, 1975, pursuant to the General Corporation Law of the State of Delaware.

            SECOND: That this Corporation owns all of the outstanding shares of the stock of ANKER MINING AND DEVELOPMENT CO., INC., a corporation incorporated on the 2nd day of April, 1975, pursuant to the Business Corporation Law of the State of Pennsylvania.

            THIRD: That this Corporation by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of its members dated the 30th day of December, 1981, determined to merge Anker Mining and Development Co., Inc. into this Corporation:

            RESOLVED, that in order to merge Anker Mining and Development Co., Inc., a Pennsylvania corporation, into this Corporation, the Plan of Merger attached hereto as Annex I is hereby approved and adopted; and it is further

            RESOLVED, that the President and the Secretary be and hereby are authorized and directed to make, execute and file such agreements, certificates, consents and other papers as may in their judgment, be necessary or desirable to effectuate the aforementioned merger.
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            FOURTH: That a copy of the Plan of Merger adopted by the Corporation as set forth above is attached hereto as Exhibit A.

            IN WITNESS WHEREOF, Anker Energy Corporation has caused this certificate to be signed by Mark R. Joseph, its President, and attested by Marvin E. Milbauer, its Secretary, this 26th day of January, 1982.

                                          ANKER ENERGY CORPORATION

                                          By /s/ Mark R. Joseph
                                             -----------------------------
                                                      President

ATTEST:

By /s/ Marvin E. Milbauer
   ------------------------------
            Secretary
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                                                                       Exhibit A

                                 PLAN OF MERGER

                                       OF

                     ANKER MINING AND DEVELOPMENT CO., INC.
                          (a Pennsylvania Corporation)

                                      INTO

                            ANKER ENERGY CORPORATION
                            (a Delaware Corporation)

      ARTICLE FIRST: As of the Effective Date (as defined in Article Third hereof) and upon the terms set forth in Article Second hereof, Anker Mining and Development Co., Inc., a Pennsylvania corporation incorporated on April 2, 1975 ("Anker Mining"), shall be merged into Anker Energy Corporation, a Delaware corporation incorporated on March 11, 1975 ("Anker Energy"). Anker Energy shall be the surviving corporation in such merger (the "Surviving Corporation").

      ARTICLE SECOND: The terms and conditions of the merger are as follows:

      A. Share Cancellation. Each share of common stock of Anker Mining outstanding immediately prior to the Effective Date shall forthwith automatically be cancelled on the Effective Date and no additional shares of the common stock of Anker Energy shall be issued as a result of the merger.

      B. Articles of Incorporation and By-Laws; Name. The Articles of Incorporation and By-Laws of Anker Energy shall continue as the Articles of Incorporation and By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be Anker Energy Corporation.
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      C. Directors and Officers. The directors and officers of the surviving
Corporation shall be as follows:

                        John J. Faltis          Director
                        Mark R. Joseph          Director
                        Mark R. Joseph          President
                        John J. Faltis          Executive Vice President
                        William D. Harper       Vice President
                        Edward M. Alan          Treasurer
                        Michael Zagwoski        Secretary
                        William D. Harper       Assistant Secretary

      The directors and officers named above shall serve in accordance with the By-Laws of Anker Energy Corporation until such time as their successors have been elected and qualified.

      D. Assets and Liabilities. Upon the Effective Date all the property, real and personal, rights, privileges, immunities, powers, purposes, franchises, patents, licenses, trademarks, registrations, causes of action, and every other asset of Anker Mining and Anker Energy shall be transferred to, vest in and devolve upon the Surviving Corporation without further act or deed, and every interest of Anker Mining and Anker Energy shall be as effectively the property of the Surviving Corporation as they were of Anker Mining and Anker Energy.

      E. Abandonment. Notwithstanding approval and adoption of this Plan of Merger by the Directors of Anker Mining and Anker Energy, and by the Shareholder of Anker Mining, this Plan of Merger may be abandoned and the merger of Anker Mining and Anker Energy terminated at any time prior to the Effective Date by decision of the Board of Directors of either party.

      ARTICLE THIRD: The effective date of the merger of Anker Mining and Anker Energy (the "Effective Date") shall be January 29, 1982, or, if later, the date a Certificate of Ownership and Merger is filed with the Secretary of State of Delaware or the Articles of Merger
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are filed by the Department of State of Pennsylvania, in accordance with the provisions of applicable state law.